July 16, 2015 Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Preliminary Second Quarter 2015 Results
Company Details Ongoing Review of Mexico Contract Packaging Center
and Correction to Prior Periods’ Earnings

Hartsville, S.C.,U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported preliminary operating results for the second quarter and year-to-date periods ending June 28, 2015. The Company expects to release complete consolidated financial results with the filing of its Form 10-Q in August.

Review of Mexico Packaging Center Historical Financial Results
Sonoco, working with outside accounting and legal consultants, is currently conducting a thorough review of financial results for a single contract packaging center in Mexico due to the discovery of overstatements to prior periods’ earnings. This packaging center is part of the Display and Packaging segment. The Company expects this review to result in changes to the Company’s historical consolidated financial statements dating back to first quarter 2012. Operating results reported in this release for the 2015 second quarter and year-to-date periods reflect the review’s preliminary findings made to date, including a $3.0 million reduction to previously reported first quarter 2015 net income. Based on the work done to date, the Company currently expects adjustments resulting in a cumulative reduction to its pre-tax earnings of approximately $30 million for the three years ending December 31, 2014. No adjustments to operating or other cash flows are currently expected to be required. The Company’s review includes an evaluation of the impacts on previously reported financial statements as well as any related internal control implications. Because the review is ongoing, the amounts disclosed and any expectations mentioned are subject to change. The Company hopes its review will be completed in the next several weeks. Final findings will be fully reflected in the Company’s second quarter 10-Q and its corrected historical financial statements, the filings for which are expected to occur in August 2015.

The independent Audit Committee of Sonoco’s Board of Directors has retained the international legal firm of Ropes & Gray to advise it during this internal financial review.

Note that, without excluding the possibility of other changes, the results reported in this release referred to as “estimated” reflect those items management believes are subject to change due to the ongoing Mexico packaging center review.

Preliminary Second Quarter Highlights

•
Second quarter 2015 GAAP earnings per diluted share are estimated to be $.61. Second quarter 2015 GAAP results include $.07 per diluted share in after-tax charges related to plant consolidations, global restructuring activities and other costs. This was partially offset by approximately $.02 per diluted share in after-tax gains associated with a reversal of reserves and tax adjustments, partially offset by acquisition costs.

•
Base net income attributable to Sonoco (base earnings) for second quarter 2015 is estimated to be $.66 per diluted share. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided second quarter base earnings guidance of $.64 to $.69 per diluted share.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Second Quarter 2015 Results - page 2

•	Second quarter 2015 net sales are estimated to be $1.25 billion.

•	Cash flow from operations was $115 million. Free cash flow for the second quarter was $35 million. (See free cash flow definition later in this release.)

2015 Guidance Updated

•
Base earnings are expected to be in the range of $.65 to $.70 per diluted share for the third quarter. The Company has updated full-year 2015 guidance to $2.48 to $2.58 per diluted share, which is lower than previous guidance due to the above mentioned issue in Mexico along with higher than expected pension expense, a delay in achieving certain acquisition synergies and changing market conditions. The Company’s previous guidance for the year was $2.60 to $2.70 per diluted share.

•	Free cash flow in 2015 remains unchanged at approximately $140 million.

Preliminary Second Quarter Results
GAAP net income attributable to Sonoco in the second quarter is estimated to be $62.8 million, or $.61 per diluted share. Base earnings in the second quarter are estimated to be $67.9 million, or $.66 per diluted share. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release and will be provided in the Company’s 10-Q filing.

Second quarter base earnings exclude $6.7 million in after-tax charges, or $.07 per diluted share, related to global plant consolidations, restructuring activities and other costs. This is partially offset by approximately $.02 per diluted share in after-tax gains associated with a reversal of Fox River litigation reserves and an adjustment of tax reserves, partially offset by acquisition costs.

Net sales for the second quarter are estimated to be $1.25 billion. Acquisitions contributed $73 million to sales in the quarter, while foreign exchange rate changes and divestitures had the effect of reducing reported sales by $76 million. Volume sales growth, primarily in the Consumer Packaging and Protective Solutions segments, more than offset slightly lower volume in industrial-focused businesses.

Gross profit is estimated to be $241 million in the second quarter and gross profit as a percent of sales is estimated to be a better-than-expected 19.3 percent. The Company’s second quarter selling, general and administrative expenses are estimated to be $133 million or 10.6 percent of sales.

Cash generated from operations in the second quarter was estimated to be $115 million. Net capital expenditures and cash dividends were $45 million and $35 million, respectively, during the quarter. (Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.) As a result, free cash flow for the quarter was estimated to be $35 million. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends.)

Net interest expense for the second quarter of 2015 increased to $13.6 million. The 2015 second quarter effective tax rate on GAAP and base earnings is estimated to be 28.6 percent and 32.3 percent, respectively.

Preliminary Year-to-date Results
For the first six months of 2015, net sales are estimated to be $2.46 billion. Acquisitions added $145 million, while a negative effect of foreign exchange rate changes and divestitures reduced sales by $133 million.

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Sonoco Reports Second Quarter 2015 Results - page 3

Net income attributable to Sonoco for the first six months of 2015 is estimated to be $147.7 million, or $1.44 per diluted share. Earnings in the first half of 2015 benefitted from after-tax gains of $21.1 million, or $.20 per diluted share, from the reversal of reserves related to the Fox River environmental litigation; and $16.8 million, or $.16 per diluted share, from the sale of two metal ends and closures plants; and $.03 from the reversal of tax reserves. These positive items were partially offset by $15.6 million, or $.15 per diluted share, in after-tax charges related to plant consolidations, global restructuring activities, and acquisition and other costs. As a result, base earnings for the first half of 2015 are estimated to be $122.0 million, or $1.19 per diluted share.

Gross profit is estimated to be $461 million for the first half of 2015. Gross profit as a percent of sales is estimated to be 18.8 percent.

For the first six months of 2015, cash generated from operations was estimated to be $173 million. Net capital expenditures and cash dividends are estimated to be $85 million and $67 million, respectively, during the first half of 2015. Free cash flow for the first half of 2015 was estimated to be $21 million. The Company spent approximately $16 million in the second quarter to purchase a majority interest in Graffo Paranaense de Embalagens S/A (Graffo), a closely held flexible packaging business in Brazil.

At June 28, 2015, total debt was approximately $1.3 billion, compared with $1.3 billion at December 31, 2014. Cash and cash equivalents were $220 million at June 28, 2015.

Third Quarter and Full-Year 2015 Earnings Guidance Update
Sonoco expects third quarter 2015 base earnings to be in the range of $.65 to $.70 per diluted share. Annual 2015 base earnings guidance has been changed to a range of $2.48 to $2.58 per diluted share, compared to previous guidance of $2.60 to $2.70. The Company’s 2015 guidance reflects an expectation of a 32 percent effective tax rate for the year. Free cash flow is expected to be approximately $140 million in 2015, unchanged from previous estimates.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the future performance of the overall economy and potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Jack Sanders, Sonoco president and CEO, said, “Entering the second half of 2015, we remain optimistic that global economies will continue to improve. Unfortunately, we face some short-term obstacles which are requiring us to lower our guidance for the rest of 2015. First, we will work to resolve issues associated with the contract packaging operation in Mexico. In addition, the revised outlook reflects higher than previously expected pension expense and a delay in realizing expected synergies from our integration of Weidenhammer due to a supplier dispute and a seven-month-long review by the U.K.’s Competition Market Authority, which finally cleared the transaction on July 3, 2015. Lastly, our paper operations are facing challenging markets, and rising raw material prices in North America and Europe could impact our tubes and cores business. To offset some of these headwinds, we are making significant progress in streamlining our corporate and business unit structures to reduce costs, and expect to drive continued manufacturing productivity improvements and organic sales growth.”

Segment Results
Sonoco reports its financial results in four operating segments: Consumer Packaging, Paper and Industrial Converted Products, Protective Solutions and Display and Packaging. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports Second Quarter 2015 Results - page 4

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second quarter 2015 sales for the segment were $531 million, compared with $474 million in the second quarter of 2014. Segment operating profit was $56.8 million in the second quarter, compared with $42.8 million in the same quarter of 2014.

According to Sanders, “Segment sales grew 12 percent during the quarter due to the Weidenhammer and Graffo acquisitions and volume growth in global composite cans, flexible packaging and rigid plastic containers. Foreign exchange rate changes and the divestiture of two metal ends and closures plants had the effect of reducing sales in the quarter by $23 million.

“Consumer Packaging operating profit grew $14 million or 33 percent and reached another quarterly record due to strong productivity, a positive price/cost relationship, the accretive benefit of acquisitions and improved volume. These favorable results more than offset higher labor, pension, maintenance and other operating costs.”

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Second quarter 2015 sales for the segment were $449 million, down from $490 million in 2014. Segment operating profit was $38.1 million in the second quarter of 2015, compared with $46.5 million in 2014.

Sanders commented, “Paper and Industrial Converted Products segment sales declined 8 percent during the quarter due to the negative impact of foreign exchange translation and lower volume in most of our global industrial-related businesses. Segment earnings declined $8.4 million, or 18 percent, in the quarter as lower volume globally along with higher labor, pension and other operating expenses, negated a positive price/cost relationship and modest manufacturing productivity improvements.”

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components, and temperature-assured packaging.

Second quarter 2015 sales were $127 million, compared with $121 million in the same period in 2014. Operating profit was $13.4 million, compared with $9.6 million in the same quarter of 2014.

“We were very pleased with the record results in our Protective Solutions segment as operating profit rose $3.8 million or 39 percent in the quarter as a positive price/cost relationship, solid volume growth and productivity improvements more than offset higher labor, maintenance and other operating costs,” Sanders said. “Segment sales grew nearly 5 percent due to volume growth in temperature-assured packaging, automotive components and our paper-based protective packaging.”

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Sonoco Reports Second Quarter 2015 Results - page 5

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Estimated second quarter 2015 sales for this segment are $142 million. Estimated segment operating profit is $1.2 million for the quarter. Excluding the impact of the previously described issue in Mexico, results in the segment were slightly behind management expectations due partially to the delay of some domestic promotional activity.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 4 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 80286721. The archived call will be available through July 26, 2015. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2014/2015 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment”, “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential”, or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding availability and supply of raw materials and offsetting high raw material costs, improved productivity and cost containment, streamlining corporate and business unit structures, adequacy of income tax provisions, anticipated income tax rates, refinancing and repayment of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, costs, timing and effects of restructuring activities, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, improving margins, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

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Sonoco Reports Second Quarter 2015 Results - page 6

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials, energy and transportation

•	effects on the consolidated financial statements of adjustments based on the review of financial results for the contract packaging center in Mexico

•	success of new product development and introduction

•	ability to maintain or increase productivity levels and contain or reduce costs

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results

•	international, national and local economic and market conditions

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms

•	fluctuations in obligations and earnings of pension and postretirement benefit plans

•	pricing pressures, demand for products and ability to maintain market share

•	continued strength of our paperboard-based tubes and cores, and composite can operations

•	anticipated results of restructuring activities

•	resolution of income tax contingencies

•	ability to successfully integrate newly acquired businesses into the Company’s operations

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets

•	disputes with suppliers and customers

•	rate of growth in foreign markets

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges

•	liability for and anticipated costs of environmental remediation actions

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value

•	accuracy in valuation of deferred tax assets

•	actions of government agencies and changes in laws and regulations affecting the Company

•	loss of consumer or investor confidence

•	economic disruptions resulting from terrorist activities

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Sonoco Reports Second Quarter 2015 Results - page 7

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)
	PRELIMINARY (*)
	THREE MONTHS ENDED	SIX MONTHS ENDED
	June 28, 2015	June 28, 2015

Net sales	$1,249,477	$2,455,722
Cost of sales	1,008,797	1,994,651
Gross profit	240,680	461,071
Selling, general and administrative expenses	132,862	229,527
Restructuring/Asset impairment charges	10,445	10,086
Income before interest and income taxes	$97,373	$221,458
Net interest expense	13,601	26,822
Income before income taxes and equity in earnings of affiliates	83,772	194,636
Provision for income taxes	23,978	51,069
Income before equity in earnings of affiliates	59,794	143,567
Equity in earnings of affiliates, net of tax	3,269	4,315
Net income	63,063	147,882
Net loss attributable to noncontrolling interests	(250)	(158)
Net income attributable to Sonoco	$62,813	$147,724

Weighted average common shares outstanding – diluted	102,444	102,365

Diluted earnings per common share	$0.61	$1.44
Dividends per common share	$0.35	$0.67

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Sonoco Reports Second Quarter 2015 Results - page 8

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)
	PRELIMINARY (*)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales
Consumer Packaging	$531,114	$473,666	$1,050,991	$938,591
Paper and Industrial Converted Products	448,876	490,016	871,187	945,626
Protective Solutions	126,996	121,183	245,075	233,252
Display and Packaging	142,491	*	288,469	*
Consolidated	$1,249,477	*	$2,455,722	*

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$56,795	$42,831	$110,825	$91,014
Paper and Industrial Converted Products	38,140	46,543	65,936	76,293
Protective Solutions	13,399	9,640	23,084	14,927
Display and Packaging	1,187	*	2,025	*
Restructuring/Asset impairment charges	(10,445)	(3,671)	(10,086)	(5,663)
Other non-base income/(charges)	(1,703)	(1,246)	29,674	(1,270)
Consolidated	$97,373	*	$221,458	*

(*) Certain prior year results have been omitted from presentation due to the investigation of financial results for a contract packaging center in Mexico which will likely result in a correction to the Company’s consolidated financial statements dating back to 2012.

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Second Quarter 2015 Results - page 9

	PRELIMINARY (*)
		Non-GAAP Adjustments
Three Months Ended June 28, 2015	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Net sales	$1,249,477	$—	$—	$1,249,477
Cost of sales	1,008,797	—	—	1,008,797
Gross profit	240,680	—	—	240,680
Selling, general and administrative expenses	132,862	—	(1,703)	131,159
Restructuring/Asset impairment charges	10,445	(10,445)	—	—
Income before interest and income taxes	97,373	10,445	1,703	109,521
Interest expense, net	13,601	—	—	13,601
Income before income taxes	83,772	10,445	1,703	95,920
Provision for income taxes	23,978	3,683	3,282	30,943
Income before equity in earnings of affiliates	59,794	6,762	(1,579)	64,977
Equity in earnings of affiliates, net of taxes	3,269	—	—	3,269
Net income	63,063	6,762	(1,579)	68,246
Net (income) attributable to noncontrolling interests	(250)	(55)	—	(305)
Net income attributable to Sonoco	$62,813	$6,707	$(1,579)	$67,941

Per Diluted Share	$0.61	$0.07	$(0.02)	$0.66

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Other adjustments consist primarily of acquisition-related costs; and the release of reserves related to the partial settlement of the Fox River environmental claims. Also included are income tax gains related to releases of a valuation allowance on deferred income tax NOL in the Company's Tubes and Cores business.

(*) Certain prior year results have been omitted from presentation due to the investigation of financial results for a contract packaging center in Mexico which will likely result in a correction to the Company’s consolidated financial statements dating back to 2012.

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Sonoco Reports Second Quarter 2015 Results - page 10

	PRELIMINARY (*)
		Non-GAAP Adjustments
Six Months Ended June 28, 2015	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Net sales	$2,455,722	$—	$—	$2,455,722
Cost of sales	1,994,651	—	—	1,994,651
Gross profit	461,071	—	—	461,071
Selling, general and administrative expenses	229,527	—	29,674	259,201
Restructuring/Asset impairment charges	10,086	(10,086)	—	—
Income before interest and income taxes	221,458	10,086	(29,674)	201,870
Interest expense, net	26,822	—	—	26,822
Income before income taxes	194,636	10,086	(29,674)	175,048
Provision for income taxes	51,069	15,276	(9,232)	57,113
Income before equity in earnings of affiliates	143,567	(5,190)	(20,442)	117,935
Equity in earnings of affiliates, net of taxes	4,315	—	—	4,315
Net income	147,882	(5,190)	(20,442)	122,250
Net (income) attributable to noncontrolling interests	(158)	(70)	—	(228)
Net income attributable to Sonoco	$147,724	$(5,260)	$(20,442)	$122,022

Per Diluted Share	$1.44	$(0.05)	$(0.20)	$1.19

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Included in 2015 Restructuring/Asset impairment charges are disposal and income tax gains related to the sale of two of the Company's metal end and closures plants.

(3) Other adjustments consist primarily of acquisition-related costs; and the release of reserves related to the partial settlement of the Fox River environmental claims. Also included are income tax gains related to releases of a valuation allowance on deferred income tax NOL in the Company's Tubes and Cores business.

(*) Certain prior year results have been omitted from presentation due to the investigation of financial results for a contract packaging center in Mexico which will likely result in a correction to the Company’s consolidated financial statements dating back to 2012.

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